Exhibit 99.1

NEWS

RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Chris L. Nines
(512) 433-5210

FORESTAR GROUP RESCHEDULES RELEASE OF FOURTH QUARTER AND

FULL YEAR 2011 RESULTS FROM FEBRUARY 8 TO FEBRUARY 22, 2012

AUSTIN, TEXAS, February 6, 2012 — Forestar Group Inc. (NYSE: FOR) announced that it has rescheduled the release of fourth quarter and full year 2011 results from February 8 to February 22, 2012 before the market opens.  The company will hold a conference call on February 22 at 10:00 am ET to discuss the results for fourth quarter and full year 2011.

The company has executed a letter of intent to purchase real estate assets owned by unconsolidated ventures.  If completed, the company is required to include the effect of the transaction in 2011 results. The company expects to have a definitive agreement executed by February 22, 2012.

To access the conference call, listeners calling from North America should dial 1-800-659-1942 at least 15 minutes prior to the start of the call.  Those wishing to access the call from outside North America should dial 1-617-614-2710.  The passcode is Forestar.  Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America.  The passcode for the replay is 91247359.

The conference call may also be accessed through Forestar Group’s Internet site, www.forestargroup.com, by clicking on “Investor Relations — Investor Events”.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, mineral resources and fiber resources. At the end of the third quarter 2011, the real estate segment owns directly or through ventures over 159,000 acres of real estate located in nine states and twelve markets in the U.S.  The real estate segment has 16 real estate projects representing approximately 27,600 acres currently in the entitlement process, and 75 entitled, developed and under development projects in seven states and eleven markets encompassing almost 16,000 acres, comprised of approximately 28,000 residential lots and over 2,300 commercial acres. The mineral resources segment manages about 602,000 net acres of oil and gas mineral interests located principally in Texas, Louisiana, Alabama, and Georgia. Also included in the mineral resources segment is a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 17,800 acres of groundwater leases in central Texas. The fiber resources segment includes the sale of wood fiber and management of our recreational leases.  Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward-looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.